Dear Shareholder,
It is an honor to be writing my first shareholder letter as the new Chief Executive Officer of Nu Skin Enterprises. Assuming the role that Truman Hunt held for more than 13 years will be no small task. Under Truman's leadership, our business has more than doubled annual revenue, now exceeding $2 billion, and more than tripled our earnings per share. More importantly, we've empowered people to improve their lives by providing life-enhancing skin care and wellness products to our customers, as well as an opportunity for people to have their own business. It is my focus to build on the solid foundation that has been established, creating value for every individual who associates with Nu Skin.
Looking at 2016, we successfully introduced our latest ageLOC® products and generated encouraging year-over-year results, highlighted by:
•	Constant currency revenue trend improvement
•	Earnings per share growth
•	$275 million of cash flow from operations
•	$247 million of company stock repurchases
•	15th consecutive annual increase in cash dividend
•	$400 million of revenue from our new ageLOC Me® and ageLOC® Youth products
•	Strategic investment with a strong partner in China
We were pleased to be able to grow our earnings per share by 13 percent in 2016. While our reported revenue was down 2 percent due to a strong dollar, our revenue was flat on a constant currency basis compared to the prior year. While these results were shy of our expectations, we believe we are on the right course to return the business to growth in 2017.
Our five key priorities to accelerate growth in 2017 are:
1)	Maximize Market Penetration of ageLOC Me® and Youth

We experienced positive results for the initial introduction of our latest ageLOC® products—Me and Youth, which have combined for more than $500 million in sales since their introduction in late 2015. Our focus with these products is to attract and retain new customers. Our early experience with our ageLOC Me® skin care device points to improved repeat purchases and retention of customers using the customized daily skin care products. Our ageLOC® Youth product has been well received and is aimed at positively impacting age-related gene expression. Together, with our comprehensive product portfolio, these new products arm our sales leaders with unique and innovative solutions to build their customer base and expand their sales teams.
2)	Launch LumiSpa™

We recognize how quickly the skin care and wellness categories evolve and that we must constantly develop innovative and compelling products to stay relevant for consumers. Our latest innovation is the ageLOC® LumiSpa, a handheld, dual-action device that provides both skin renewal and deep cleansing. This new addition to our strong device platform is designed for daily use and is accompanied by consumable gels that maximize the impact of the device. We have a high degree of optimism for this product and will be previewing it in the fourth quarter of 2017.

3)	Sustain Growth in Mainland China

We continue to believe that Mainland China holds great potential for direct selling, and specifically for Nu Skin. In fact, Mainland China is expected to soon surpass the U.S. as the largest direct selling market. Our Mainland China business grew 8 percent in 2016, or 14 percent on a local-currency basis, and we believe we are well positioned to generate continued growth in 2017 and beyond. We will launch ageLOC Me® in March and plan to preview LumiSpa™ later in the year. In 2016, we partnered with Ping An ZQ through a strategic investment, creating a relationship with one of the world's largest insurance companies. The Ping An group brings us market expertise, and we believe our relationship can lead to future growth opportunities in this important market. Overall, we remain very encouraged with the growth potential we have in China and believe we have the right products and business opportunities to sustain long-term growth.
4)	Deploy Social Selling

Social selling is a great fit for direct selling companies, and we are providing our sales force with powerful digital tools to accelerate their effectiveness and ability to build their businesses. We continue to see pockets of success as our social selling efforts expand and take hold around the world. We are particularly encouraged with results we have seen in Europe, as well as the United States and parts of South Asia/Pacific. Leveraging social media is truly the next frontier for direct selling, and we are excited about our potential in this area.
5)	Introduce Brand and Product Refresh

During the next couple of years, we will be rolling out a brand and product packaging refresh to ensure we continue to increase the attractiveness of our products and opportunity to customers and sales leaders—particularly considering the growing influence of the millennial generation. This global refresh will begin to be visible at our global "Nu Skin Live" event in the fall of 2017. We are refreshing our product portfolio with updates to formulas and packaging. As our social selling efforts increase, a refresh will ensure our product packaging and formulas accurately reflect our progressive brand. We are also focused on increasing the velocity of our business by enhancing compensation benefits to our sales force.
In summary, I am very encouraged with the direction of the business and look forward to great things ahead. We will execute our growth initiatives to drive success in our business and long-term value for shareholders.
I am proud to be associated with a company that is changing people's lives for the better. Thank you for your support as we look to take Nu Skin to the next level.
Sincerely,
Ritch Wood
Chief Executive Officer

FORWARD-LOOKING STATEMENTS: This annual report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's performance, value for shareholders, growth, customers and sales force, new product development and launches, strategies and priorities, initiatives and opportunities; statements of management's expectations and beliefs regarding China and other markets; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "estimate," "potential," "intend," "plan," "drive," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. We caution and advise readers that these statements are based on certain assumptions that may not be realized and involve risks and uncertainties that could cause actual results to differ materially from the expectations and beliefs contained herein. For a summary of certain risks related to our business, see the company's Annual Report on Form 10-K, ﬁled on February 27, 2017, and other documents ﬁled by the company with the Securities and Exchange Commission.